UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FVCBankcorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT, DATED APRIL 8, 2022,

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2022

Dear Shareholders:

This Supplement provides updated information with respect to the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of FVCBankcorp, Inc. (the “Company”) to be held on Wednesday, May 18, 2022. This Supplement should be read in conjunction with the Company’s Definitive Proxy Statement (the “Proxy Statement”), dated April 8, 2022.

We are saddened to announce that Morton A. Bender, a director of the Company, passed away on April 11, 2022. Mr. Bender was a thoughtful and dedicated member of the Board and we will miss his wisdom and counsel.

The Board of Directors will not nominate another individual for election at the Annual Meeting in place of Mr. Bender and will not immediately fill the vacancy created by Mr. Bender’s passing.

Any votes cast for Mr. Bender at the Annual Meeting will not be counted. If you have not yet voted, you will not need to obtain a new proxy card to vote your shares. If you have already voted, it is not necessary for you to vote your shares again. Proxy cards already returned by shareholders will remain valid and, except with respect to the election of Mr. Bender, shares represented thereby will be voted at the Annual Meeting in accordance with your instructions unless revoked. If you have already voted and would like to revoke or change your vote on any matter, you may revoke your proxy by following the instructions given under “Proxies” on page 3 of the Proxy Statement.

The other agenda items presented in the Proxy Statement are not otherwise affected by this Supplement.

Sincerely,

/s/ David W. Pijor

David W. Pijor, Esq.

Chairman and Chief Executive Officer

Fairfax, Virginia

April 15, 2022